Exhibit 99

Compaq Computer Corporation     P.O. Box 692000                     News Release
Public Relations Department     Houston, Texas  77269-2000
                                Tel 281-514-0484
                                Fax 281-514-4583
                                http://www.compaq.com


FOR IMMEDIATE RELEASE


                    Compaq Announces Formation of Custom Edge
                       as it Completes Inacom Transaction


         HOUSTON, February 16, 2000 - Compaq Computer Corporation (NYSE:CPQ) today announced the formation of Custom Edge and completion of its acquisition of certain assets from Inacom for $369.5 million.

         "We are moving quickly to advance Compaq's direct strategy, evidenced by the rapid completion of this transaction and establishment of Custom Edge in just six weeks," said Michael Capellas, Compaq President and Chief Executive Officer. "Custom Edge will significantly enhance Compaq's ability to deliver the industry's leading portfolio of Internet access and infrastructure products and solutions directly to customers in the U.S."

         Custom Edge is a wholly owned subsidiary of Compaq reporting to Mike Winkler, Senior Vice President and Group General Manager, Commercial Personal Computing Group (CPCG). Mike Steffan is General Manager of Custom Edge and will manage the same capabilities he oversaw as the former Senior Vice President Product Operations for Inacom. The new subsidiary provides the scale and capacity needed to help CPCG realize its goal of distributing 60 percent of its products directly and through the company's Partner Direct and reseller agent direct programs in North America by the end of this year.

         "Custom Edge provides Compaq with the best-in-class complex configuration and end-to-end order management capabilities, as well as the fulfillment capacity to meet the

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direct business requirements of our U.S. customers - particularly our major accounts," said Winkler. "We're thrilled to welcome to Compaq a great team of professionals who form the new foundation for our U.S. direct PC business.

         "Through an outsourcing agreement, we've already begun moving products to the Small and Medium Business market in advance of the close," Winkler added. "We will continue to drive additional volume into Custom Edge to fully leverage the capacity that exists today."

         Custom Edge brings Compaq customers industry-leading custom configuration and end-to-end order management capabilities, including:

Custom Configuration. Enhanced custom configuration capability and capacity including hardware, software image certification, image load, and asset tagging for the entire range of PC and PC server products along with a substantially greater array of third party options than direct competitors can offer today.

End-to-end Order Management. Additional depth and world class customer service in an efficient end-to-end order management system for complex orders, providing our customers with complete visibility to track their orders from placement to delivery direct from Compaq. The Custom Edge system allows customers to track orders via the Internet including pricing, availability, software licensing, customer specific asset tracking and registry, and order status for all phases of product delivery.

         Compaq also has entered into a services, supply, and sales agreement with Inacom. Under this agreement, Compaq will use Inacom's service capabilities in combination with its own to offer customers the full spectrum of lifecycle services for desktop, mobile, and server environments as well as infrastructure procurement, support, management, optimization, and disposal. Also, Compaq has agreed to provide Inacom with a $55.5 million credit facility in connection with Inacom's expansion of its services business. The first advance under the credit facility will not be made for 90 days and is subject to certain terms and conditions.

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About Compaq

         Compaq Computer Corporation, a Fortune Global 100 company, is the second-largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products, and consumer PCs. The Company is an industry leader in environmentally friendly programs and business practices.

         Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com.

Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and / or registered trademarks of their respective companies. This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the failure of systems associated with order fulfillment; the failure to close certain contemplated sales; changes in product mix; inventory risks due to shifts in market demand; continued competitive factors and pricing pressures; and market responses to pricing actions and promotional programs. Further information on the factors that could affect Compaq's financial results are included in its SEC filings, including the annual report on Form 10-K for the year ended December 31, 1998, and the latest quarterly report on Form 10-Q.


For further information, contact:

Compaq Media Relations      Alan E. Hodel   281-518-8932   alan.hodel@compaq.com

Compaq Investor Relations   281-514-9549 OR 800-433-2391
                            investor.relations@compaq.com